Exhibit 5.1

Stikeman Elliott LLP Barristers & Solicitors 5300 Commerce Court West 199 Bay Street Toronto, ON Canada M5L 1B9 Main: 416 869 5500 Fax: 416 947 0866 www.stikeman.com

August 1, 2018

Restaurant Brands International Inc.

226 Wyecroft Rd.

Oakville, ON L6K 3X7

Ladies and Gentlemen:

We have acted as Canadian counsel to Restaurant Brands International Inc. (the “Corporation”) with respect to the Corporation’s Registration Statement on Form S-8 (the “Form S-8”) filed with the Securities and Exchange Commission in connection with the registration, under the Securities Act of 1933, as amended, (the “Securities Act”) by the Corporation of 15,000,000 common shares of the Corporation (the “Shares”) issuable upon exercise or settlement of awards granted under the Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan (the “Amended and Restated 2014 Plan”).

In connection with this opinion letter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the Form S-8 and such other records, documents, certificates, agreements, or other instruments and have made such other inquiries, all as we deemed necessary to enable us to render the opinions expressed below.

In our examination of such documents, we have assumed the capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals of such documents and the conformity to original documents of all documents submitted to us as copies, certified copies or facsimiles thereof.

The opinion hereinafter expressed is limited to matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein in effect as of the date of this opinion.

Based upon and subject to the forgoing and to the qualifications set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and, when and to the extent issued in accordance with the terms of the Amended and Restated 2014 Plan, will be validly issued as fully paid and non-assessable.

We consent to the inclusion of this opinion as part of the Form S-8 and to the reference to our firm therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules promulgated thereunder.

Yours truly,

/s/ Stikeman Elliott LLP